Exhibit 99.1

FOR IMMEDIATE RELEASE	CHRISTOPHER J. MUNYAN - PRESIDENT AND CHIEF EXECUTIVE OFFICER
November 14, 2019	610-729-3740
Chris.Munyan@cssindustries.com

CSS INDUSTRIES REPORTS FISCAL 2020 SECOND QUARTER RESULTS

Company reaffirms outlook for fiscal 2020 adjusted EBITDA and free cash flow;
Company revises net sales and net income guidance

Second Quarter Summary

•	Net sales of $96.0 million decreased 15.0% compared to the prior fiscal year second quarter and was substantially consistent with our previous guidance.

•
Net income of $3.5 million improved by $8.4 million compared to the prior fiscal year second quarter, primarily driven by a 27.9% reduction in selling, general and administrative (“SG&A”) expenses and lower inventory step-up amortization.

•
Second quarter results included $0.7 million of restructuring expenses compared to $2.1 million for prior fiscal year second quarter associated with the Company’s previously announced restructuring plans.

•	EBITDA improved to $7.8 million compared to ($2.2) million for the prior fiscal year second quarter.

•	Adjusted EBITDA improved to $9.1 million compared to $7.9 million for the prior fiscal year second quarter.

•	Net cash used for operating activities improved $19.4 million compared to the prior fiscal year second quarter, driven by lower overall spending.

PLYMOUTH MEETING, PA, November 14, 2019 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announced results for the quarter ended September 30, 2019, representing the second quarter of the Company’s fiscal 2020.

Net sales in the second quarter of fiscal 2020 were $96.0 million, compared to $112.9 million for the prior fiscal year second quarter, impacted by lower craft, gift and seasonal sales. The lower craft sales were due to lower replenishment orders of ribbon, needle arts and kids’ crafts, and the timing of a button program reset. The lower gift sales were primarily due to $4.3 million of lower replenishment orders within the Company’s specialty gift business, and the lower seasonal sales were primarily due to lower sales of Christmas cards and bags, and the previously announced exit of the Company’s sports-licensed back-to-school product line, partially offset by higher sales of Christmas ribbons and bows.

Gross profit was $24.7 million for both the current fiscal year second quarter and prior fiscal year second quarter, and gross margin was 25.8% in the current fiscal year second quarter, compared to 21.9% in the prior fiscal year second quarter. The increase in gross margin was due to substantially lower inventory step-up amortization in the current fiscal year second quarter and a non-recurring write-down of inventory and royalty guarantees in the prior fiscal year second quarter related to the restructuring of the Company's specialty gift product line, substantially offset by lower sales volume and mix of sales. Adjusted gross profit was $25.3 million for the current fiscal year second quarter, compared to $30.9 million for the prior fiscal year second quarter. Adjusted gross margin was 26.4% in the current fiscal year second quarter, compared to 27.3% in the prior fiscal year second quarter. The decrease in adjusted gross margin was primarily driven by lower volume as well as mix of sales.

SG&A expenses were $20.4 million for the current fiscal year second quarter, compared to $28.3 million for the prior fiscal year second quarter. The decrease was primarily attributable to lower headcount costs, including salaries, medical benefits and travel expenses, as a result of the Company’s previously announced restructuring plans. In addition, the Company also realized a benefit related to the remeasurement adjustment of the Fitlosophy® contingent earn-out consideration, as well as lower spending for consulting costs when compared to the prior fiscal year second quarter.

Restructuring expenses were $0.7 million for the current fiscal year second quarter, primarily attributable to severance expenses resulting from resource alignment related to the Company’s previously announced restructuring plan. The Company had restructuring expenses of $2.1 million for the prior fiscal year second quarter attributable to the consolidation of operation in the United Kingdom and Australia pursuant to the Company's previously announced restructuring plan.

Operating income in the current fiscal year second quarter was $3.5 million, compared to an operating loss in the prior fiscal year second quarter of $5.8 million. Adjusted operating income was $5.9 million for the current fiscal year second quarter and $4.5 million for the prior fiscal year second quarter. Net income was $3.5 million for the current fiscal year second quarter, compared to a net loss of $4.9 million for the prior fiscal year second quarter. Adjusted net income was $5.2 million for the current fiscal year second quarter, compared to $2.9 million for the prior fiscal year second quarter. Diluted net income per share was $0.39 for the current fiscal year second quarter compared to diluted net loss per share of $0.54 for the prior fiscal year second quarter. Adjusted diluted net income per share was $0.59 for the current fiscal year second quarter compared to adjusted diluted net income per share of $0.32 for the prior fiscal year second quarter. Adjusted EBITDA was $9.1 million for the current fiscal year second quarter, compared to $7.9 million for the prior fiscal year second quarter.

Strategic Initiatives Update

The Company’s near-term strategy is to return to profitability by focusing on its previously announced restructuring and cost savings initiatives. After completion of such initiatives, the Company will continue to focus on profitable sales growth through five strategic pillars: defend the base, identify adjacent product categories with a focus on brands, build an omni-channel business model, improve ROIC and build a collaborative “One CSS” culture. Second quarter highlights related to these objectives included:

Debt & Liquidity

•
The Company remains focused on managing debt and liquidity throughout fiscal 2020 and beyond. At September 30, 2019, our total net debt position was $45.3 million compared to $9.4 million at March 31, 2019 and $46.4 million at September 30, 2018. The increase in net debt compared to March 31, 2019 was substantially consistent with our prior projections and primarily relates to the working capital cycle of our seasonal business.

•
Despite operating at a net loss, free cash flow in the first six months of the current fiscal year improved $17.4 million compared to the first six months of the prior fiscal year, driven by the cost savings initiatives.

Cost Savings Initiatives

•
During the current fiscal year second quarter, the Company implemented a resource alignment restructuring plan that is expected to drive an expense reduction of approximately $6 million on an annualized basis.

•
Location consolidation initiatives executed during the current fiscal year second quarter included ceasing use of one of the Company’s New York City offices, as well as shifting distribution of craft ribbon and buttons from the Company’s Florence, Alabama facility to the Company’s more technologically advanced and efficient Shorewood, Illinois facility.

•
The Company continues to look for additional areas for spending reductions. Additionally, the Company continues to review underperforming product lines, specifically focusing on profit improvement initiatives to drive performance improvement within our gift business in fiscal 2020.

“Our second quarter results were slightly below our prior expectations,” commented Christopher J. Munyan, President and Chief Executive Officer. “Although we did experience lower sales, the second quarter results reflected the impact of our previously announced cost savings initiatives. As indicated in the reduction of SG&A, our efforts to focus on the cost savings plans we have implemented have been successful thus far. We will continue to focus on these cost savings plans, and to work on additional business improvement plans during the remainder of fiscal 2020.”

The following is a summary of net sales by product category (dollars in thousands):

	Three Months Ended September 30,
	2019	2018	Change
Craft	$35,001	$42,472	(17.6)%
Gift	23,630	30,614	(22.8)%
Seasonal	37,343	39,815	(6.2)%
	$95,974	$112,901	(15.0)%

Craft

The craft product category consists of products used for craft activities including sewing patterns, ribbons, trims, buttons, needle arts and kids’ crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales decreased by 17.6% in the current fiscal year second quarter compared to the prior fiscal year second quarter, driven by lower ribbon, button, needle arts and kids’ crafts. These declines were driven by lower replenishment orders of ribbon, needle arts and kids’ crafts, further increased by lower button sales due to the timing of a button program reset from the prior fiscal year second quarter.

Gift

The gift product category consists of products which are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items and party and entertaining products. Products in this category are generally ordered on a replenishment basis throughout the year.

Gift net sales decreased 22.8% in the current fiscal year second quarter compared to the prior fiscal year second quarter. The decline was primarily due to lower replenishment orders of social stationery products within our specialty gift business, as well as declines in packaging and wholesale products and everyday trim-a-package products. Additionally, the decline was impacted by a placement of a new program within the drug channel in the prior fiscal year second quarter.

Seasonal

The seasonal product category consists of products sold to mass-market retailers for holidays and seasonal events, including Christmas, Valentine’s Day and Easter. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters of the Company’s fiscal year, and higher sales levels in the second and third quarters.

Seasonal net sales decreased 6.2% in the current fiscal year second quarter compared to the prior fiscal year second quarter. The decline was primarily due to lower sales of Christmas cards and bags, and the previously announced exit of the Company’s sports-licensed back-to-school product line, partially offset by higher sales of Christmas ribbons and bows.

Balance Sheet and Cash Flow

The Company ended the quarter with $5.2 million of cash and cash equivalents, compared to $15.1 million at the end of the prior fiscal year second quarter. The lower balance was primarily due to funding of working capital needs for our overall business. Inventory decreased to $105.0 million at the end of the current fiscal year second quarter from $116.4 million at the end of the prior fiscal year second quarter, partially related to lower fair value step-up adjustments of inventories relating to previously acquired inventory. Excluding the effect of the lower step-up inventory, inventory levels were $9.4 million lower at the end of the current fiscal year second quarter than at the end of the prior fiscal year second quarter, driven by our inventory management improvements. Accounts receivable decreased $20.1 million from $101.8 million at the end of the prior fiscal year second quarter to $81.7 million at September 30, 2019, primarily attributable to the decrease in net sales. Accounts payable decreased to $36.7 million as of September 30, 2019, compared to $37.7 million at the end of the prior fiscal year second quarter. The Company ended the quarter with operating lease right-of-use assets and operating lease liabilities of $46.9 million and $46.2 million, respectively, which were recognized commencing in fiscal 2020 as a result of the adoption of a new lease accounting standard.

Cash used for operating activities was $28.4 million for the six months ended September 30, 2019, compared to $45.8 million for the first six months of the prior fiscal year. The decrease was primarily due to lower build-up of accounts receivable attributable to lower sales volume. Cash used for investing activities was $5.8 million for the first six months of the current fiscal year, compared to $11.6 million for the first six months of the prior fiscal year. Capital expenditures were $6.0 million for the first six months of the current fiscal year, compared to $5.9 million for the first six month of the prior fiscal year. Cash provided by financing activities was $22.2 million for the first six months of the current fiscal year compared to $14.0 million for the first six months of the prior fiscal year. Free cash flow was a use of $13.5 million for the current fiscal year second quarter, compared to a use of $33.1 million for the prior fiscal year second quarter, and $34.3 million for the first six months in the current fiscal year, compared to $51.7 for the first six months in the prior fiscal year.

Outlook

“Our improvement in EBITDA and adjusted EBITDA, even with lower sales volume, is the direct result of the Company’s commitment to driving cost out of our business,” commented Mr. Munyan. “Planning for expected declines in revenue, we expect to offset the declines by cost savings initiatives already implemented, as well as additional cost saving measures. Our overall message remains the same - we aggressively work to maximize cost cuts, drive working capital improvements, aggressively pay down debt and drive improved profitability and free cash flow.”

The Company is adjusting its previous outlook for fiscal 2020 full year net sales and net income. Net sales are expected to be in the range of $346 million to $352 million, primarily driven by retail customers reducing orders as a result of the impact of U.S. tariffs imposed on certain goods imported from China. Net loss is expected to be in the range of $2 million to $4 million compared to a net loss of $53.5 million for fiscal 2019.

Adjusted EBITDA is still expected to be in the range of $21 million to $23 million, compared to $15.0 million for fiscal 2019. The expected growth in adjusted EBITDA is primarily driven by the realization of cost savings initiatives, partially offset by lower sales volumes.

Free cash flow, defined as net cash provided by operating activities minus purchases of property, plant and equipment, for fiscal 2020 is expected to be in the range of $14 million to $16 million, compared to fiscal 2019 free cash flow of ($9.6) million. The anticipated improvement is driven by cost savings initiatives, improvements in working capital primarily as a result of inventory reductions, and reduced capital expenditures.

The Company will hold a conference call for investors on November 15, 2019 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 4616318.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, needle arts and kids’ crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements

Any statements contained in this report that do not describe historical facts, including estimates, the Company’s outlook for fiscal 2020 net sales, net income and adjusted EBITDA, other statements regarding matters that are to occur in the future, as well as statements regarding future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by CSS from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in CSS’ Annual Report on Form 10-K filed with the SEC on May 31, 2019. Any forward-looking statements should be considered in light of those risk factors. CSS cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. CSS disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Source: CSS Industries

CSS’ consolidated results of operations for the three- and six months ended September 30, 2019 and 2018, condensed consolidated balance sheets as of September 30, 2019, March 31, 2019 and September 30, 2018, and condensed consolidated statements of cash flows for the six months ended September 30, 2019 and 2018 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018

Net sales	$95,974	$112,901	$153,511	$177,028
Cost of sales	71,255	88,220	116,686	140,700
Gross profit	24,719	24,681	36,825	36,328
Selling, general and administrative expenses	20,439	28,348	43,486	57,277
Restructuring expenses	741	2,127	2,795	2,127
Impairment of goodwill	—	—	—	1,390
Operating income (loss)	3,539	(5,794)	(9,456)	(24,466)
Interest expense (income), net	721	434	1,649	696
Other expense (income), net	(989)	(166)	(1,076)	(283)
Income (loss) before income taxes	3,807	(6,062)	(10,029)	(24,879)
Income tax expense (benefit)	325	(1,152)	737	(1,493)
Net income (loss)	$3,482	$(4,910)	$(10,766)	$(23,386)

Net income (loss) per common share:
Basic	$0.39	$(0.54)	$(1.22)	$(2.57)
Diluted	$0.39	$(0.54)	$(1.22)	$(2.57)

Weighted average shares outstanding:
Basic	8,875	9,057	8,857	9,088
Diluted	8,892	9,057	8,857	9,088

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)

	September 30, 2019	March 31, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,155	$17,100	$15,112
Accounts receivable, net	81,658	53,835	101,762
Inventories	105,009	96,231	116,350
Asset held for sale	131	131	2,391
Prepaid expenses and other current assets	10,351	12,568	13,660
Total current assets	202,304	179,865	249,275
Property, plant and equipment, net	50,482	50,920	49,657
Operating lease right-of-use assets	46,948	—	—
Deferred income taxes	—	—	12,486
Intangible assets, net	35,821	40,285	56,494
Other assets	14,949	14,525	10,487
Total assets	$350,504	$285,595	$378,399

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$50,381	$26,139	$21,185
Current portion of long-term debt	39	316	231
Accounts payable	36,652	27,916	37,696
Accrued payroll and other compensation	6,485	6,962	11,164
Accrued customer programs	11,870	12,101	16,171
Accrued income taxes	349	—	—
Accrued other expenses	13,190	14,468	16,050
Current portion of operating lease liabilities	7,304	—	—
Total current liabilities	126,270	87,902	102,497
Long-term debt, net of current portion	7	13	40,111
Deferred income taxes	618	619	1,218
Operating lease liabilities	38,878	—	—
Other long-term obligations	5,863	7,130	10,964
Stockholders' equity	178,868	189,931	223,609
Total liabilities and stockholders' equity	$350,504	$285,595	$378,399

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Six Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(10,766)	$(23,386)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	6,481	6,721
Amortization of operating lease right-of-use assets	4,603	—
Amortization of inventory step-up	284	8,889
Amortization of financing transaction costs	252	20
Accretion of asset retirement obligation	64	62
Accretion of contingent earn-out consideration	26	—
Change in valuation of contingent earn-out consideration	(1,392)	—
Write-off of deferred financing costs	344	—
Impairment of plant, property and equipment	—	1,570
Impairment of goodwill	—	1,390
Provision for accounts receivable allowances	1,318	1,867
Deferred tax (benefit) provision	(10)	(2,414)
Share-based compensation expense	264	1,057
Loss (gain) on sale or disposal of assets	—	4
Changes in assets and liabilities, net of effects of purchase of a business	(29,822)	(41,601)
Net cash used for operating activities	(28,354)	(45,821)
Cash flows from investing activities:
Final payment of purchase price for a business previously acquired	—	(2,500)
Purchase of a business	—	(2,500)
Purchase of property, plant and equipment	(5,985)	(5,891)
Purchase of company owned life insurance policy	—	(750)
Proceeds from sale of fixed assets	140	—
Net cash used for investing activities	(5,845)	(11,641)
Cash flows from financing activities:
Borrowings on credit facility	104,292	21,185
Payments on credit facility	(80,050)	—
Payments on long-term debt	(283)	(114)
Dividends paid	—	(3,633)
Purchase of treasury stock	—	(3,393)
Payment of financing transaction costs	(1,699)	(33)
Tax effect on stock awards	(42)	—
Net cash provided by financing activities	22,218	14,012
Effect of exchange rate changes on cash	36	2
Net decrease in cash and cash equivalents	(11,945)	(43,448)
Cash and cash equivalents at beginning of period	17,100	58,560
Cash and cash equivalents at end of period	$5,155	$15,112

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin %, adjusted operating income (loss), adjusted operating income (loss) % and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.
The following provides a listing of approved adjustments related to non-GAAP measures, as defined by the CSS Board of Directors:

•	Acquisition inventory step-up amortization

•	Adjustments related to contingent payments associated with an acquisition or disposition

•	Asset write-downs or write-ups

•	Costs and expenses related to Board-approved actions

•	Gain or loss associated with an acquisition or divestiture of a business or assets

•	Material restructuring costs, plant or facility closures or consolidations including headcount reductions

•
Post-closing acquisition and disposition costs and expenses (within 2 years of transaction), such as systems integration projects, consulting, accounting, severance or stay bonuses, lease amendments or terminations and other transaction related non-recurring costs

•	Third party acquisition and disposition transaction costs and expenses, such as investment banker, legal, accounting and due diligence fees and expenses

•	Unusual or extraordinary legal expenses

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Diluted income (loss) per share	$0.39	$(0.54)	$(1.22)	$(2.57)
Inventory step-up amortization	—	0.42	0.03	0.98
Inventory and licensing write-down related to product line exit	(0.01)	0.20	(0.02)	0.20
Goodwill impairment	—	—	—	0.15
Restructuring expenses	0.08	0.23	0.32	0.23
Acquisition costs, integration and other	0.19	0.28	0.28	0.52
Tax impact on adjustments (1)	(0.06)	(0.27)	(0.14)	(0.50)
Adjusted diluted income (loss) per share	$0.59	$0.32	$(0.75)	$(0.99)

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$3,482	$(4,910)	$(10,766)	$(23,386)
Interest expense (income), net	721	434	1,649	696
Other expense (income), net	(989)	(166)	(1,076)	(283)
Income tax expense (benefit)	325	(1,152)	737	(1,493)
Depreciation and amortization	3,266	3,424	6,481	6,721
Inventory step-up amortization	—	3,845	284	8,889
Inventory and licensing write-down related to product line exit	(67)	1,772	(214)	1,772
Goodwill impairment	—	—	—	1,390
Restructuring expenses	741	2,127	2,795	2,127
Acquisition costs, integration and other	1,646	2,522	2,457	4,733
Adjusted EBITDA	$9,125	$7,896	$2,347	$1,166

Gross profit	$24,719	$24,681	$36,825	$36,328
Gross margin %	25.8%	21.9%	24.0%	20.5%
Inventory step-up amortization	—	3,845	284	8,889
Inventory and licensing write-down related to product line exit	(67)	1,772	(214)	1,772
Acquisition costs, integration and other	648	556	879	986
Adjusted gross profit	$25,300	$30,854	$37,774	$47,975
Adjusted gross margin %	26.4%	27.3%	24.6%	27.1%

Operating income (loss)	$3,539	$(5,794)	$(9,456)	$(24,466)
Operating income (loss) %	3.7%	(5.1)%	(6.2)%	(13.8)%
Inventory step-up amortization	—	3,845	284	8,889
Inventory and licensing write-down related to product line exit	(67)	1,772	(214)	1,772
Goodwill impairment	—	—	—	1,390
Restructuring expenses	741	2,127	2,795	2,127
Acquisition costs, integration and other	1,646	2,522	2,457	4,733
Adjusted operating income (loss)	$5,859	$4,472	$(4,134)	$(5,555)
Adjusted operating income (loss) %	6.1%	4.0%	(2.7)%	(3.1)%

Net income (loss)	$3,482	$(4,910)	$(10,766)	$(23,386)
Inventory step-up amortization	—	3,845	284	8,889
Inventory and licensing write-down related to product line exit	(67)	1,772	(214)	1,772
Goodwill impairment	—	—	—	1,390
Restructuring expenses	741	2,127	2,795	2,127
Acquisition costs, integration and other	1,646	2,522	2,457	4,733
Tax impact on adjustments (1)	(557)	(2,463)	(1,277)	(4,539)
Adjusted net income (loss)	$5,245	$2,893	$(6,721)	$(9,014)
(1) Tax impact determined using combined federal and state statutory rates of 24% for the three- and six months ended September 30, 2019 and September 30, 2018.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash used for operating activities, which we believe to be the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by (used for) operating activities	$(11,019)	$(30,417)	$(28,354)	$(45,821)
Purchase of property, plant and equipment	(2,521)	(2,732)	(5,985)	(5,891)
Free cash flow	$(13,540)	$(33,149)	$(34,339)	$(51,712)

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Measures
(Unaudited)
(in millions)

FY 2020
Net income (loss)	($4.0) - ($2.0)
Income tax expense (benefit)	(1.2)
Interest expense (income), net	2.6
Other expense (income), net	(1.5)
Depreciation and amortization	13.2
Inventory step-up amortization	0.3
Restructuring expense	4.2
Acquisition costs, integration and other	7.4
Adjusted EBITDA	$21.0 - $23.0